Exhibit 99.1

CONTACTS:

Brian Turcotte

Investor Relations

561-438-3657

brian.turcotte@officedepot.com

Brian Levine

Public Relations

561-438-2895

brian.levine@officedepot.com

OFFICE DEPOT ANNOUNCES THIRD QUARTER 2012 RESULTS

BOCA RATON, Fla., November 6, 2012 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office supplies and services, today announced results for the fiscal quarter ended September 29, 2012.

THIRD QUARTER RESULTS 1

Total Company sales for the third quarter of 2012 were approximately $2.7 billion, down 5% compared to the third quarter of 2011. On a constant currency basis, third quarter 2012 sales were down approximately 3% versus prior year.

The Company reported a net loss, after preferred stock dividends, of $70 million or $0.25 per diluted share in the third quarter of 2012, compared to net earnings, after preferred stock dividends, of $92 million or $0.28 per share in the third quarter of 2011.

•

Third quarter 2012 results included approximately $8 million of charges primarily related to restructuring activities and actions to improve future operating performance, and approximately $88 million related to non-cash asset impairment charges with $73 million recognized in the North American Retail Division and $15 million recognized in the International Division.

•	Excluding the restructuring and impairment charges (after tax), third quarter 2012 net earnings, after preferred stock dividends, would have been approximately $18 million or $0.06 per share.

•

Third quarter 2011 results included approximately $6 million of charges primarily related to restructuring activities and other costs intended to improve efficiency and benefit operations in future periods, as well as a benefit from the reversal of approximately $99 million of combined tax and interest accruals for uncertain tax positions. Excluding these charges and the benefit from the reversal of accruals, the Company would have had a net loss, after preferred stock dividends, of about $700 thousand or zero cents per share in the third quarter of 2011.

“We are pleased that these results reflect successful execution against our strategic plan, even in this challenging economic environment,” said Neil Austrian, Chairman and Chief Executive Officer of Office Depot. “We have a great team that is committed to improving the performance of Office Depot now and into the future.”

[1]

Includes non-GAAP information. Third quarter 2011 and 2012 results include charges for restructuring actions and activities to improve future operating performance. Third quarter 2012 results also include non-cash asset impairment charges while third quarter 2011 results also include a benefit from the reversal of tax and interest accruals for uncertain tax positions. Additional information is provided in our Form 10-Q for the fiscal quarter ended September 29, 2012. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as in the Investor Relations section of our corporate web site, www.officedepot.com, under the category Financial Information.

Total company gross profit margin increased approximately 90 basis points in the third quarter of 2012 compared to the prior year period, with increases recognized in North American Retail and North American Business Solutions.

Total Company operating expenses increased by $54 million in the third quarter of 2012 compared to the prior year period. Total Company operating expenses in the third quarter of 2012, when adjusted for impairment and restructuring charges, would have decreased by $36 million versus the prior year period.

Earnings, before interest and taxes (EBIT), adjusted for charges, were $54 million in the third quarter of 2012, compared to EBIT, adjusted for charges, of $30 million in the prior year period.

The effective tax rate for the third quarter of 2012 was -6% compared to -139% for the same period in 2011. The third quarter of 2011 effective tax rate includes the reversal of $66 million in accruals for uncertain tax positions.

The Company ended the third quarter of 2012 with free cash flow of $190 million, a significant increase compared with free cash flow of $139 million reported in the prior year period.

North American Retail Division Real Estate Strategy

The non-cash asset impairment charge of $73 million recorded in the North American Retail Division operating profit was the result of the Company’s review of the North American Retail Division’s real estate strategy that was completed in the third quarter of 2012. This strategy involves the review of each location in the current portfolio to downsize to either small- or mid- size format, relocate, remodel, or close at the end of the base lease term. This review, combined with adjusted sales assumptions and continued store performance, served as a basis for the company’s quarterly asset impairment review.

THIRD QUARTER DIVISION RESULTS

North American Retail Division

The North American Retail Division reported third quarter 2012 sales of approximately $1.2 billion, a decrease of 5% compared to the prior year.

Comparable store sales in the 1,090 stores that have been open for more than one year, and aligned to match the same selling weeks, decreased 4% for the third quarter of 2012. Sales of computers and their related products were down significantly in the third quarter versus prior year, while sales of tablets and e-readers increased. Copy and Print sales increased while office furniture declined. Sales in the supplies category were flat, while ink and toner sales increased slightly. Average order value was slightly negative in the third quarter and customer transaction counts declined approximately 4% compared to the same period last year.

The North American Retail Division reported an operating loss of $21 million in the third quarter of 2012, compared to operating profit of $42 million in the same period last year. Included in the third quarter 2012 operating loss are approximately $74 million of charges, primarily related to a store asset impairment charge. Excluding the charges, the increase in operating profit reflects year-over-year gross margin improvement of approximately 180 basis points, including lower occupancy costs, and a decline in payroll and general and administrative costs, partially offset by the negative flow-through impact of lower sales.

At the end of the third quarter of 2012, Office Depot operated 1,114 stores in the U.S. and Puerto Rico. The division opened one new store and closed four during the third quarter of 2012.

North American Business Solutions Division

The North American Business Solutions Division reported third quarter 2012 sales of approximately $827 million, a 1% increase compared to the prior year on a fiscal basis. On a calendar-adjusted basis to match the same selling weeks, third quarter sales were relatively flat versus prior year.

Contract channel sales across small, medium and large customer groups increased during the third quarter versus prior year. This growth is attributed to continued success acquiring new customers, particularly enterprise level accounts, and improved sales across solution categories, including furniture, Copy and Print, and cleaning and break room supplies. Sales weakness continued among the federal and state government accounts as these customers experience ongoing budgetary pressures. However, sales to education-related customers increased during the third quarter compared to the same period in 2011. In the direct channel, the year-over-year sales decline was attributable to lower purchases from customers who shop using catalogs and place orders through inbound call centers. Conversely, e-commerce traffic and average order value were up as the division continued to invest behind this important customer touch point.

The North American Business Solutions Division reported operating profit of approximately $55 million in the third quarter of 2012 compared to $39 million in the third quarter of 2011. Included in third quarter 2012 operating profit are approximately $2 million of charges for severance costs related to restructuring actions. The favorable comparison to the prior year includes approximately 110 basis points of higher gross margin driven by sales and margin initiatives, lower supply chain costs and reduced professional fees, partially offset by higher advertising expenses.

International Division

The International Division reported third quarter 2012 sales of $692 million, a decrease of 12% in U.S. dollars and a decrease of 4% in constant currency compared to the prior year.

Total European contract sales decreased low single-digits in the third quarter versus the prior year as growth in Germany and flat sales in the U.K., were more than offset by weakness in other countries. In Asia, the contract channel reported a high single-digit sales increase compared with one year ago. While the rate of decline improved versus the second quarter in the European direct channel, third quarter sales were lower than one year ago. The London Olympics had a significant negative impact on the U.K. business during the third quarter of 2012. European retail channel sales in the third quarter decreased low single-digits compared to prior year. While sales in France were relatively flat, weakness in Sweden drove the overall European retail channel decline. In Asia, South Korean retail reported high single-digit sales growth in the third quarter.

The International Division reported operating profit for the third quarter of 2012 of approximately $1 million, compared to $19 million in the same period of 2011. Included in these measures of Division operating profit are approximately $19 million of charges related to asset impairments and restructuring actions in 2012, and $4 million of restructuring charges in the same period in 2011. Excluding the charges in both periods, the remaining decrease in Division third quarter 2012 operating profit reflects the negative flow-through impact of lower sales, partially offset by a decrease in operating expenses from prior process improvement actions, as well as, lower advertising and payroll expenses.

The movement in exchange rates had a minimal impact on International Division operating profit in the third quarter of 2012 compared to the same period in 2011.

Office Depot de Mexico

Office Depot’s Latin American joint venture, Office Depot de Mexico, reported third quarter 2012 sales of $316 million, an increase of 3% in U.S. dollars and an increase of 10% in constant currency versus the prior year. The joint venture added one store during the third quarter for a total of 253 stores and distribution facilities in Mexico, Central America and Colombia at quarter end. Third quarter 2012 net income was approximately $21 million, versus $18 million reported one year ago. Office Depot accounts for this investment using the equity method and the 50% share of Office Depot de Mexico’s net income is presented in the Company’s Miscellaneous income, net in the Condensed Consolidated Statement of Operations.

Other Matters

At the end of the third quarter of 2012, the Company had $620 million in cash and cash equivalents on hand and availability under the Amended and Restated Credit Agreement of $700 million, for a total of $1.3 billion in available liquidity.

Additional information on the Company’s third quarter results can be found in our Form 10-Q filed with the Securities and Exchange Commission on November 6, 2012. Additional information on the Company’s third quarter results can also be found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Non-GAAP Reconciliation

A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Conference Call Information

Office Depot will hold a conference call for investors and analysts at 9:00 a.m. (Eastern Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-0278 for further information.

About Office Depot

Office Depot provides office supplies and services through 1,675 worldwide retail stores, a field sales force, top-rated catalogs and global e-commerce operations. Office Depot has annual sales of approximately $11.5 billion, employs about 39,000 associates and serves customers in 60 countries around the world.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://mediarelations.officedepot.com and http://socialpress.officedepot.com/.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended, (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are forward-looking statements under the Act. Except for historical financial and business performance information, statements made in this press release should be considered forward-looking as referred to in the Act. Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	September 29, 2012	December 31, 2011	September 24, 2011
Assets
Current assets:
Cash and cash equivalents	$619,532	$570,681	$452,652
Receivables, net	833,895	862,831	918,580
Inventories, net	1,004,925	1,146,974	1,124,013
Prepaid expenses and other current assets	141,146	163,646	165,620

Total current assets	2,599,498	2,744,132	2,660,865
Property and equipment, net	871,153	1,067,040	1,081,905
Goodwill	63,983	61,899	61,608
Other intangible assets	17,272	35,223	36,752
Deferred income taxes, net	39,923	47,791	37,913
Other assets	358,021	294,899	291,448

Total assets	$3,949,850	$4,250,984	$4,170,491

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$867,249	$993,636	$877,090
Accrued expenses and other current liabilities	960,113	1,010,011	1,039,776
Income taxes payable	7,088	7,389	4,052
Short-term borrowings and current maturities of long-term debt	185,075	36,401	35,253

Total current liabilities	2,019,525	2,047,437	1,956,171
Deferred income taxes and other long-term liabilities	380,852	452,313	464,586
Long-term debt, net of current maturities	486,039	648,313	647,674

Total liabilities	2,886,416	3,148,063	3,068,431

Commitments and contingencies
Redeemable preferred stock, net (liquidation preference – $406,773 in September 2012, $377,729 in December 2011, and $368,516 in September 2011)	386,401	363,636	355,979

Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock—authorized 800,000,000 shares of $.01 par value; issued shares – 291,146,086 in September 2012, 286,430,567 in December 2011 and 286,382,961 in September 2011	2,911	2,864	2,864
Additional paid-in capital	1,126,787	1,138,542	1,143,938
Accumulated other comprehensive income	213,892	194,522	216,273
Accumulated deficit	(608,919)	(539,124)	(559,474)
Treasury stock, at cost – 5,915,268 shares in September 2012 and December and September 2011	(57,733)	(57,733)	(57,733)

Total Office Depot, Inc. stockholders’ equity	676,938	739,071	745,868
Noncontrolling interests	95	214	213

Total equity	677,033	739,285	746,081

Total liabilities and equity	$3,949,850	$4,250,984	$4,170,491

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 29,	September 24,	September 29,	September 24,
	2012	2011	2012	2011
Sales	$2,692,933	$2,836,737	$8,072,892	$8,519,838
Cost of goods sold and occupancy costs	1,858,209	1,981,717	5,608,930	5,992,578

Gross profit	834,724	855,020	2,463,962	2,527,260

Store and warehouse operating and selling expenses	636,761	668,093	1,928,308	2,007,973
Recovery of purchase price	—	—	(68,314)	—
Asset impairment	87,998	4,528	129,753	5,197
General and administrative expenses	165,065	163,282	510,272	492,608

Operating profit (loss)	(55,100)	19,117	(36,057)	21,482

Other income (expense):
Interest income	482	317	1,804	1,158
Interest expense	(16,947)	17,306	(49,128)	(19,512)
Loss on extinguishment of debt	—	—	(12,110)	—
Miscellaneous income, net	13,073	5,536	26,019	19,869

Earnings (loss) before income taxes	(58,492)	42,276	(69,472)	22,997

Income tax expense (benefit)	3,433	(58,573)	341	(52,346)

Net earnings (loss)	(61,925)	100,849	(69,813)	75,343

Less: Net loss attributable to the noncontrolling interests	(9)	(23)	(18)	(1)

Net earnings (loss) attributable to Office Depot, Inc.	(61,916)	100,872	(69,795)	75,344

Preferred stock dividends	7,650	9,213	22,765	27,639

Net earnings (loss) available to common stockholders	$(69,566)	$91,659	$(92,560)	$47,705

Net earnings (loss) per share:
Basic	$(0.25)	$0.29	$(0.33)	$0.17
Diluted	$(0.25)	0.28	$(0.33)	0.17

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	39 Weeks Ended
	September 29,	September 24,
	2012	2011
Cash flows from operating activities:
Net earnings (loss)	$(69,813)	$75,343
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	151,074	157,761
Charges for losses on inventories and receivables	48,814	42,834
Loss on extinguishment of debt	13,377	—
Recovery of purchase price	(58,049)	—
Pension plan funding	(58,030)	—
Asset impairment	129,753	5,197
Changes in working capital and other	(73,033)	(261,142)

Net cash provided by operating activities	84,093	19,993

Cash flows from investing activities:
Capital expenditures	(88,716)	(89,143)
Acquisition, net of cash acquired	—	(72,667)
Recovery of purchase price	49,841	—
Release of restricted cash	8,570	46,509
Proceeds from assets sold and other	31,373	7,891

Net cash provided by (used in) investing activities	1,068	(107,410)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,379	784
Share transactions under employee related plans	(218)	(695)
Preferred stock dividends	—	(27,639)
Payment for noncontrolling interests	(551)	(1,262)
Loss on extinguishment of debt	(13,377)	—
Debt related fees	(8,012)	(9,945)
Debt retirement	(250,000)	—
Debt issuance	250,000	—
Net payments on other long- and short-term borrowings	(17,881)	(58,583)

Net cash used in financing activities	(38,660)	(97,340)

Effect of exchange rate changes on cash and cash equivalents	2,350	9,931

Net increase (decrease) in cash and cash equivalents	48,851	(174,826)
Cash and cash equivalents at beginning of period	570,681	627,478

Cash and cash equivalents at end of period	$619,532	$452,652

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are beyond our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed in the “Investor Relations” section of our corporate website, www.officedepot.com. Certain portions of those reconciliations are provided in the following tables.

($ in millions, except per share amounts)

Q3 2012	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$834.7	31.0%	$—	$834.7	31.0%
Operating expenses	$889.8	33.0%	$(95.6)	$794.2	29.5%
Operating profit (loss)	$(55.1)	(2.0)%	$95.6	$40.5	1.5%
Net earnings (loss) available to common shareholders	$(69.6)	(2.6)%	$87.6	$18.0	0.7%

Diluted earnings (loss) per share	$(0.25)		$0.31	$0.06

Q3 2011	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$855.0	30.1%	$—	$855.0	30.1%
Operating expenses	$835.9	29.5%	$(5.8)	$830.1	29.3%
Operating profit	$19.1	0.7%	$5.8	$24.9	0.9%
Net earnings (loss) available to common shareholders	$91.6	3.2%	$(92.3)	$(0.7)	—%

Diluted earnings (loss) per share	$0.28		$(0.28)	$—

YTD 2012	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$2,464.0	30.5%	$—	$2,464.0	30.5%
Operating expenses	$2,500.1	31.0%	$(106.6)	$2,393.5	29.6%
Operating profit	$(36.1)	(0.4)%	$106.6	$70.5	0.9%
Net earnings (loss) available to common shareholders	$(92.6)	(1.1)%	$100.3	$7.7	—%

Diluted earnings (loss) per share	$(0.33)		$0.36	$0.03

YTD 2011	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$2,527.3	29.7%	$0.5	$2,527.8	29.7%
Operating expenses	$2,505.8	29.4%	$(33.7)	$2,472.1	29.0%
Operating profit	$21.5	0.3%	$34.2	$55.7	0.7%
Net earnings (loss) available to common shareholders	$47.7	0.6%	$(64.6)	$(16.9)	(0.2)%

Diluted earnings (loss) per share	$0.17		$0.23	$(0.06)

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations (Continued)

	Q3 2012	Q3 2011
Cash Flow Summary
Net cash provided by operating activities	$215.9	$168.0
Net cash used in investing activities	(15.5)	(28.5)
Net cash used in financing activities	(6.5)	(58.3)
Effect of exchange rate changes on cash and cash equivalents	3.0	(2.7)

Net increase in cash and cash equivalents	$196.9	$78.5

Free Cash Flow
Net cash provided by operating activities	$215.9	$168.0
Less: Capital expenditures	26.2	28.7

Free Cash Flow	$189.7	$139.3

Cash Flow Before Financing Activities
Net increase in cash and cash equivalents	$196.9	$78.5
Less: Net cash used in financing activities	(6.5)	(58.3)

Cash Flow Before Financing Activities	$203.4	$136.8

	YTD 2012	YTD 2011
Cash Flow Summary
Net cash provided by operating activities	$84.1	$20.0
Net cash provided by (used in) investing activities	1.1	(107.4)
Net cash used in financing activities	(38.7)	(97.3)
Effect of exchange rate changes on cash and cash equivalents	2.4	9.9

Net increase (decrease) in cash and cash equivalents	$48.9	$(174.8)

Free Cash Flow
Net cash provided by operating activities	$84.1	$20.0
Less: Capital expenditures	88.7	89.1

Free Cash Flow	$(4.6)	$(69.1)

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$48.9	$(174.8)
Less: Net cash used in financing activities	(38.7)	(97.3)

Cash Flow Before Financing Activities	$87.6	$(77.5)

Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures.

Cash flow before financing activities is calculated as the net increase (decrease) in cash and cash equivalents less net cash provided by (used in) financing activities.

OFFICE DEPOT, INC.

DIVISION INFORMATION

(Unaudited)

North American Retail Division

	Third Quarter		Year-to-Date
(Dollars in millions)	2012	2011	2012	2011
Sales	$1,173.7	$1,232.7	$3,387.1	$3,633.4
% change	(5)%	(4)%	(7)%	(3)%

Division operating profit (loss)	$(21.3)	$41.9	$1.5	$102.4
% of sales	(1.8)%	3.4%	—%	2.8%

North American Business Solutions Division

	Third Quarter		Year-to-Date
(Dollars in millions)	2012	2011	2012	2011
Sales	$827.4	$820.9	$2,451.5	$2,430.4
% change	1%	(2)%	1%	(2)%

Division operating profit	$54.8	$39.1	$137.8	$100.4
% of sales	6.6%	4.8%	5.6%	4.1%

International Division

	Third Quarter		Year-to-Date
(Dollars in millions)	2012	2011	2012	2011
Sales	$691.9	$783.2	$2,234.3	$2,456.0
% change	(12)%	1%	(9)%	—%
% change in constant currency	(4)%	(7)%	(3)%	(6)%

Division operating profit	$1.0	$19.5	$26.0	$59.9
% of sales	0.1%	2.5%	1.2%	2.4%

OFFICE DEPOT, INC.

SELECTED FINANCIAL AND OPERATING DATA

(Unaudited)

Selected Operating Highlights

	13 Weeks Ended		39 Weeks Ended
	September 29, 2012	September 24, 2011	September 29, 2012	September 24, 2011
Store Statistics

United States and Canada:
Store count:
Stores opened	1	3	2	8
Stores closed	4	2	19	23
Stores relocated	5	3	13	9
Total U.S. and Canada stores	1,114	1,132	1,114	1,132

North American Retail Division square footage:	25,909,234	26,827,349
Average square footage per NAR store	23,258	23,699
International Division company-owned:
Store count:
Stores opened	1	—	4	3
Stores closed	1	1	1	8
Stores acquired	—	—	—	40
Total International company-owned stores	134	132	134	132